Exhibit 2

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

July 3, 2013

Dear Fellow Clearwire Stockholders,

Crest Financial Ltd (“Crest”) writes one final time with respect to Clearwire Corporation (“Clearwire”) and its proposed merger transaction with Sprint Nextel Corporation (“Sprint”). As you know, recently Sprint raised the price it will pay in the merger to $5 per share. As we are now satisfied with these terms, which represents a 68% increase to the initial merger consideration of $2.97, we have agreed with Sprint and Clearwire to cease opposition to the transaction and to vote in favor of the merger.

We are proud of our campaign and stand by our analysis. At the same time, with this favorable resolution, we withdraw any statements made in the heat of battle that may be construed as disparaging to Clearwire, Sprint, their directors and officers, or any other participants in this hard fought contest.

Thank you to all who took the time to meet with us by phone or in person and listened to our views on the proposed transaction. Congratulations to all Clearwire stockholders.

Sincerely yours,

/s/ David K. Schumacher

David K. Schumacher

General Counsel

Crest Financial Limited

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About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). On July 3, 2013, the Participants filed a supplement to the proxy statement with the SEC, withdrawing its proxy solicitation against the Proposed Sprint Merger. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE SUPPLEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement, the supplement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and the supplement are also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.